Digirad Corporation Reports Second Quarter 2011 Financial Results

Service Growth Continues; Cash, Investments Exceed $31.1 Million

POWAY, CA -- (Marketwire - July 27, 2011) - Digirad Corporation (NASDAQ: DRAD) today reported 2011 second quarter revenue of $14.2 million, 2011 six-month revenue of $28.4 million and an ending cash and available-for-sale securities balance of $31.1 million at June 30, 2011.

Digirad CEO Todd Clyde stated, "Positive progress continues at Digirad as we returned to year-over-year revenue growth. Our DIS business performed well as we continued to add new customers, generate additional revenue and expand margins. Our camera sales were flat compared to the first quarter of 2011, impacted by a generally weak capital equipment marketplace."

Clyde continued, "Although we are disappointed our camera sales are not increasing at a higher rate, camera bookings were stronger in the second quarter as compared to the first quarter of 2011 and we continue to see customer interest in our ergo™ general purpose portable imaging system. We are strengthening our camera marketing initiatives and recently announced the hiring of Armando Jackson as Vice President of Product Sales. We are ahead of our plan to generate cash in 2011, due in part to our operational improvement in our DIS business and our continued management of the balance sheet."

Second Quarter 2011 Summary

  Total revenue for the second quarter of 2011 was $14.2 million, compared to $13.2 million for the same period in the prior year and $14.2 million in the first quarter of 2011. DIS-only revenue for the second quarter of 2011 was $10.0 million, compared to $9.8 million for the same period of the prior year and $9.6 million in the prior quarter. Product revenue for the second quarter of 2011 was $4.3 million, compared to $3.4 million for the same period of the prior year and $4.6 million in the prior quarter.

  Gross profit for the second quarter of 2011 was $4.0 million, or 28.0 percent of revenue, compared to $1.9 million, or 14.5 percent of revenue, in the same period of the prior year and $3.5 million, or 24.8 percent of revenue, in the prior quarter.

  Net loss for the second quarter of 2011 was $0.2 million, or $0.01 loss per share, compared to net loss of $3.1 million, or $0.16 loss per share, in the same period of the prior year and a net loss of $0.4 million, or $0.02 loss per share, in the prior quarter.

  Cash and cash equivalents and available-for-sale securities totaled $31.1 million, or $1.67 per share as of June 30, 2011. Cash and cash equivalents and available-for-sale securities totaled $30.2 million, or $1.63 per share as of December 31, 2010.

  During the second quarter of 2011, DIS asset utilization was 58 percent on 133 systems (nuclear and ultrasound), compared to 62 percent on 131 systems (nuclear and ultrasound) in the prior year second quarter and 58 percent on 131 systems (nuclear and ultrasound) in the prior quarter.

Year-to-Date Financial Highlights:

  Total revenue for the first six months of 2011 was $28.4 million, compared to $28.2 million for the prior year period. DIS revenue for the first six months of 2011 was $19.5 million, compared to $20.5 million for the prior year period, and Product revenue for the first six months of 2011 was $8.9 million compared to $7.7 million for the prior year period.

  Gross profit for the first six months of 2011 was $7.5 million, or 26.4 percent of revenue, compared to $5.3 million, or 18.7 percent of revenue, for the prior year period.

  Net loss for the first six months of 2011 was $0.6 million, or $0.03 loss per share, compared to net loss of $4.3 million, or $0.23 loss per share, for the prior year period.

  During the first six months of 2011, DIS asset utilization was 58 percent on 132 systems (nuclear and ultrasound), compared to 62 percent on 133 systems (nuclear and ultrasound) in the prior year period.

Richard Slansky, CFO, added, "We generated positive cash from operations of approximately $0.8 million in the second quarter and ended the period with a total cash and investments position of $31.1 million. Total operating expenses continued to decline year-over-year as a function of cost reduction measures implemented in the past 2 years, and we anticipate maintaining strict controls on spending -- even as we invest in new opportunities for growth and expansion."

"To repeat our goals for 2011," Clyde concluded, "We expect to: 1) generate free cash flow for the full year 2011; 2) increase ergo sales by further driving imaging to the point of care; 3) expand margins in both our Product and DIS businesses; and 4) achieve consolidated top-line revenue growth in the second half of the year. We have some ground to make-up with our camera sales and are committed to driving improvements."

Conference Call Information
A conference call is scheduled for 11:00 a.m. EDT today to discuss the results and management's outlook. The call may be accessed by dialing 877-941-8416 five minutes prior to the scheduled start time and referencing Digirad. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at www.digirad.com; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.

About Digirad Corporation
Digirad is a leading provider of diagnostic imaging products, and personnel and equipment leasing services. For more information, please visit www.digirad.com. Digirad®, Digirad Imaging Solutions®, and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding our ability to deliver value to customers, our expanded product and service offerings, including, the addition of the first large-field-of-view, solid state portable camera to the hospital marketplace, and our ability to generate positive cash flow in 2011. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with changes in business conditions, technology, customers' business conditions, reimbursement, radiopharmaceutical shortages, economic outlook, operational policy or structure, acceptance and use of Digirad's camera systems and services, reliability, recalls, and other risks detailed in Digirad's filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward-looking statements contained herein.

                            Digirad Corporation
                   Consolidated Statements of Operations
            (Unaudited and in thousands, except per share data)

                                  Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 --------------------  --------------------
                                    2011       2010       2011       2010
                                 ---------  ---------  ---------  ---------
Revenues:
  DIS                            $   9,950  $   9,787  $  19,546  $  20,509
  Product                            4,299      3,372      8,878      7,718
                                 ---------  ---------  ---------  ---------
    Total revenues                  14,249     13,159     28,424     28,227
Cost of revenues:
  DIS                                7,772      8,172     15,534     16,974
  Product                            2,483      3,079      5,376      5,974
                                 ---------  ---------  ---------  ---------
    Total cost of revenues          10,255     11,251     20,910     22,948
                                 ---------  ---------  ---------  ---------

Gross profit                         3,994      1,908      7,514      5,279
Operating expenses:
  Research and development             714        870      1,422      1,595
  Marketing and sales                1,617      1,551      3,041      3,181
  General and administrative         1,866      2,139      3,970      4,400
  Amortization of intangible
   assets                               83        107        176        239
  Restructuring loss (gain)             --        352       (164)       352
                                 ---------  ---------  ---------  ---------
    Total operating expenses         4,280      5,019      8,445      9,767
                                 ---------  ---------  ---------  ---------
Loss from operations                  (286)    (3,111)      (931)    (4,488)
Other income (expense):
  Interest income                       72         88        280        209
  Interest expense                      (7)        (2)       (20)        (3)
  Other income (expense)                (7)       (59)        57        (37)
                                 ---------  ---------  ---------  ---------
    Total other income                  58         27        317        169
                                 ---------  ---------  ---------  ---------
Net loss                         $    (228) $  (3,084) $    (614) $  (4,319)
                                 =========  =========  =========  =========
Net loss per common share -
 basic and diluted               $   (0.01) $   (0.16) $   (0.03) $   (0.23)
                                 =========  =========  =========  =========
Weighted average shares
 outstanding - basic and diluted    18,988     18,738     18,963     18,704
                                 =========  =========  =========  =========

Stock-based compensation expense
 is included in the above as
 follows:

  Cost of DIS revenue            $       4  $      10  $       8  $      18
  Cost of Product revenue               24         16         53         27
  Research and development              20         17         43         26
  Marketing and sales                   29         31         65         50
  General and administrative           119         95        254        228
                                 ---------  ---------  ---------  ---------
Total stock-based compensation
 expense                         $     196  $     169  $     423  $     349
                                 ---------  ---------  ---------  ---------

                            Digirad Corporation
                        Consolidated Balance Sheets
                    (In thousands, except share amounts)

                                                   June 30,    December 31,
                                                     2011          2010
                                                 ------------  ------------
                                                  (Unaudited)
Assets
Current assets:
  Cash and cash equivalents                      $      9,369  $     20,459
  Securities available-for-sale                        21,771         9,788
  Accounts receivable, net                              8,077         7,527
  Inventories, net                                      6,061         5,432
  Other current assets                                    832         1,038
                                                 ------------  ------------

Total current assets                                   46,110        44,244
Property and equipment, net                             5,860         7,185
Intangible assets, net                                    632           808
Goodwill                                                  184           184
                                                 ------------  ------------

  Total assets                                   $     52,786  $     52,421
                                                 ============  ============

Liabilities and stockholders' equity
Accounts payable                                 $      2,332  $      1,871
Accrued compensation                                    1,972         1,600
Accrued warranty                                          403           378
Deferred revenue                                        2,069         2,379
Other accrued liabilities                               2,301         2,096
                                                 ------------  ------------

  Total current liabilities                             9,077         8,324
Deferred rent                                             134           138
                                                 ------------  ------------

  Total liabilities                                     9,211         8,462
                                                 ------------  ------------

Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.0001 par value: 10,000,000
 shares authorized; no shares issued or
 outstanding                                               --            --
Common stock, $0.0001 par value: 80,000,000
 shares authorized; 18,726,561 and 18,597,311
 shares issued and outstanding (net of treasury
 shares) at June 30, 2011 and December 31, 2010,
 respectively                                               2             2
Treasury stock, at cost; 573,218 shares at June
 30, 2011 and December 31, 2010                        (1,039)       (1,039)
Additional paid-in capital                            155,216       154,785
Accumulated other comprehensive income                   (137)           63
Accumulated deficit                                  (110,467)     (109,852)
                                                 ------------  ------------

  Total stockholders' equity                           43,575        43,959
                                                 ------------  ------------

  Total liabilities and stockholders' equity     $     52,786  $     52,421
                                                 ============  ============

Investor Contact:
Matt Clawson
Allen & Caron
949-474-4300
matt@allencaron.com

Company Contact:
Richard Slansky
CFO
858-726-1600
ir@digirad.com